Exhibit 99.1

For Immediate Release	Media Contact:	Kellee McGahey (843) 529‑5574
	Analyst Contact:	Jim Mabry (843) 529‑5593

South State Corporation Reports First Quarter 2019 Results and

Declares Increase in Quarterly Cash Dividend

COLUMBIA, S.C.—April 29, 2019—South State Corporation (NASDAQ: SSB)  today released its unaudited results of operations and other financial information for the three-month period ended March 31, 2019.  Highlights for the first quarter of 2019  include the following:

•	GAAP diluted EPS improvement of 8.7% compared to last year
•	Adjusted diluted EPS declined by 9.4% compared to last year
•	Loan growth totaled $128.3 million, or 4.7% annualized for the quarter
•	Deposit growth totaled $272.0 million, or 9.5% annualized for the quarter, with 58% of the growth from noninterest bearing deposits
•	Noninterest expense decreased by $15.2 million, or 13.4%, compared to last year
•	Adjusted noninterest expense declined by $5.0 million, or 5.0%, compared to last year
•	Asset quality remains strong as net charge-offs on non-acquired loans totaled 2 basis points annualized, or $493,000, during the first quarter of 2019
•	Non-performing assets to total assets were 0.27%, and remain at historically low level
•	Repurchased 500,000 common shares in Q1 2019 for $33.3 million
•	Tangible book value per share improved 9% annualized to $37.15 per share, and the dividend increased $0.05 per share, or 15.2%, compared to last year

During the first quarter of 2019, South State positioned the balance sheet for future growth, and took other actions to improve profitability and include the following:

•	Secured longer-term funding of $500.0 million over 4 to 5 year period;
•	Increased on-hand liquidity by approximately $600.0 million in order to fund future loan / securities growth;
•	With the current environment, plan to continue the systematic repurchase of common shares of the Company; and
•

Identified annual cost saving initiatives of approximately $13.0 million (pre-tax), and expect to recognize $10.0 million in 2019, which includes the previously announced branch consolidations of $2.5 million annualized cost savings; allowing for limited growth in noninterest expense.

“The first quarter marked a positive start to the year,” said Robert R. Hill, Jr., CEO of South State Corporation.  “South State experienced solid loan and deposit growth, exhibited good expense control, and positioned the balance sheet to accommodate further loan growth.  We also continue to utilize our capital position to enhance shareholder value through increased dividends and common stock repurchases.  Additionally, during the past few weeks we moved into a new headquarters in Richmond, Virginia and opened the first of two new offices in Raleigh, North Carolina.  Both of these markets demonstrated strong results in the first quarter.  Finally, we added 13 new bankers to our sales team and experienced further adoption of our digital platform.”

Quarterly Cash Dividend and Common Stock Repurchase Plan

The Board of Directors of South State Corporation declared a quarterly cash dividend on April 25, 2019, of $0.40 per share payable on its common stock.  This per share amount is higher by $0.02 per share, or 5.3%, compared to last quarter and $0.06 per share, or 17.6%, higher than the same quarter one year ago.  The dividend will be payable on May 17, 2019 to shareholders of record as of May 10, 2019.

As previously announced, the Board of Directors of South State Corporation announced the authorization for the repurchase of up to 1,000,000 common shares of the Company’s common stock (the “Repurchase Program”).  During the first quarter of 2019, the Company bought back 500,000 shares during the first week of February at an average price of $66.53 per share, or $33.3 million.  This results in an estimated increase in diluted EPS annually of approximately $0.08 per share.  The Company intends to remain active in repurchasing shares and will seek authorization for additional share repurchases given the current environment and the Company’s capital strategy.  The Company is not obligated to repurchase any such shares under the Repurchase Program, but any such purchases will be executed in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws.  Repurchases under any approved Repurchase Program must be executed within one year or would require additional Federal Reserve approval.

In addition, as a part of the company’s capital strategy, the Company intends to continue managing capital within the established long-term range of 8% to 9% of tangible common equity to tangible assets; and the dividend payout range for shareholders has been adjusted to 30% to 35% annually, from the historical range of 25% to 30%.

Branch consolidation and other cost initiatives – 2019

In mid-January 2019, the Company scheduled the close  of 13 branch locations during 2019.  Most are scheduled for the second quarter of 2019.  In addition, certain cost reduction initiatives began during the first quarter of 2019.     The expected cost associated with these closures and cost initiatives has been estimated to be approximately $3.2  million, and primarily includes personnel, facilities and equipment cost.  The annual savings of these closures and cost initiatives is expected to be $13.0 million, and the impact on 2019 is anticipated to be approximately $10.0 million.

First Quarter 2019 Financial Performance

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
INCOME STATEMENT	2019	2018	2018	2018	2018
Interest income
Loans, including fees (8)	$131,834	$132,541	$132,043	$129,852	$127,041
Investment securities, federal funds sold and securities purchased under agreements to resell	11,556	11,327	11,517	11,880	11,007
Total interest income	143,390	143,868	143,560	141,732	138,048
Interest expense
Deposits	16,645	15,310	13,220	10,009	6,913
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	3,478	2,166	2,051	2,161	2,162
Total interest expense	20,123	17,476	15,271	12,170	9,075
Net interest income	123,267	126,392	128,289	129,562	128,973
Provision for loan losses	1,488	3,734	3,117	4,478	2,454
Net interest income after provision for loan losses	121,779	122,658	125,172	125,084	126,519
Noninterest income*	32,058	35,642	32,027	37,525	40,555
Pre-tax operating expense*	97,125	96,664	95,818	96,410	102,167
Branch consolid./acquisition and merger expense	1,114	—	4,476	14,096	11,296
Total noninterest expense	98,239	96,664	100,294	110,506	113,463
Income before provision for income taxes	55,598	61,636	56,905	52,103	53,611
Provision for income taxes, includes deferred tax revaluation	11,231	12,632	9,823	11,644	11,285
Net income	$44,367	$49,004	$47,082	$40,459	$42,326

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$44,367	$49,004	$47,082	$40,459	$42,326
Securities losses (gains), net of tax	(432)	2	9	505	—
Provision for income taxes, deferred tax revaluation	—	—	(1,602)	613	—
FHLB prepayment penalty	107	—	—	—	—
Branch consolid./acquisition and merger expense, net of tax	782	—	3,577	11,112	8,918
Adjusted net income (non-GAAP)	$44,824	$49,006	$49,066	$52,689	$51,244

Basic earnings per common share	$1.25	$1.36	$1.28	$1.10	$1.15
Diluted earnings per common share	$1.25	$1.35	$1.28	$1.09	$1.15
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.26	$1.36	$1.34	$1.44	$1.40
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.26	$1.35	$1.33	$1.43	$1.39
Dividends per common share	$0.38	$0.36	$0.35	$0.34	$0.33
Basic weighted-average common shares outstanding	35,445,087	36,154,922	36,645,181	36,676,887	36,646,198
Diluted weighted-average common shares outstanding	35,618,705	36,364,873	36,893,496	36,928,981	36,899,068
Effective tax rate	20.20%	20.49%	17.26%	22.35%	21.05%

* These lines include a reclassfiication of network costs directly related to interchange and debit card transaction fees. ASU 2014-09 - Revenue recognition requires netting of these expenses with the related revenue.  All periods have been adjusted for this reclassification, and there was no impact to net income or capital for any period presented.

The Company reported consolidated net income of $44.4 million, or $1.25 per diluted common share for the three-months ended March 31, 2019,  a  $4.6 million decrease, or $0.10 per share decline in EPS compared to the fourth quarter of 2018.  Compared to the first quarter of 2018, net income totaled $42.3 million, or $1.15 per diluted common share.  Weighted average diluted shares declined by 746,000, from the fourth quarter of 2018, due to the continuation of the Company buying back shares under the Repurchase Program, which improved first quarter diluted EPS by $0.03 per diluted share.  Net interest income was down  $3.1 million compared to the fourth quarter of 2018 on $478,000 lower interest income and $2.6 million higher interest expense.  The interest income decline was primarily the result of acquired loan interest income declining more than the increase in non-acquired loan interest income.  Overall acquired loan accretion declined by $525,000 in the first quarter of 2019 compared to the fourth quarter of 2018.  The increase in interest expense was due to the continued competition within our markets for deposits and an increase in borrowings from the FHLB.  The Company’s cost of interest-bearing liabilities was 0.89% for the first quarter of 2019, an increase of 0.11% from the fourth quarter of 2018.  Compared to the first quarter of 2018, cost of funds increased by 0.48% which was primarily the result of rising interest rates and competition within our markets.  The total provision for loan losses decreased $2.2 million compared to the fourth quarter of 2018.  Valuation allowance impairment (release) related to acquired loans was  $13,000 compared to $710,000 impairment in the fourth quarter of 2018.  Several pools, in the fourth quarter of 2018, within the acquired credit impaired loan portfolio resulted in declining estimated cash flows and larger impairment.  The provision for loan losses related to acquired non-credit impaired loans was lower by $406,000 compared to the fourth quarter of 2018.  The provision for loan losses on non-acquired loans was $1.1 million lower compared to the fourth quarter of 2018 due primarily to continuation of strong asset quality indicators and low net charge offs.  Noninterest income decreased by $3.6 million resulting primarily from declines in each revenue category, except for net securities gains totaling $541,000 in the first quarter of 2019.  Noninterest expense was higher by $1.6 million due to $980,000 in branch consolidation and other cost initiatives and $134,000 in an FHLB prepayment penalty  (no merger and conversion related charges incurred in 4Q 2018).  Absent the branch consolidation expense, cost initiative expense and the FHLB prepayment penalty, our noninterest expense increased by $461,000, which can be attributed to an increase in other expense related to passive investment losses on tax advantaged investments.  All other variances in noninterest expense offset.

Income Tax Expense

During the first quarter of 2019, our effective income tax rate declined to 20.20% from 20.49% in the fourth quarter of 2018 and from 21.05% in the first quarter of 2018.  The primary factor in the lower effective tax rate compared to the fourth quarter of 2018 was due to a reduction in pre-tax book income, while the reduction in the rate compared to the first quarter of 2018 was due primarily to an increase in federal tax credits available, offset partially by an increase in pre-tax book income.

Balance Sheet and Capital

(dollars in thousands, except per share and share data)	Ending Balance
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
BALANCE SHEET	2019	2018	2018	2018	2018
Assets
Cash and cash equivalents	$949,591	$408,983	$307,309	$396,849	$644,504
Investment securities:
Securities held to maturity	—	—	500	499	1,274
Securities available for sale, at fair value	1,466,249	1,517,067	1,551,281	1,577,999	1,640,837
Other investments	40,624	25,604	19,229	19,229	23,479
Total investment securities	1,506,873	1,542,671	1,571,010	1,597,727	1,665,590
Loans held for sale	33,297	22,925	33,752	36,968	42,690
Loans:
Acquired credit impaired	452,258	485,119	512,633	551,979	597,274
Acquired non-credit impaired	2,378,737	2,594,826	2,786,102	3,076,424	3,274,938
Non-acquired	8,310,613	7,933,286	7,606,478	7,197,539	6,762,512
Less allowance for non-acquired loan losses	(52,008)	(51,194)	(49,869)	(47,874)	(45,203)
Loans, net	11,089,600	10,962,037	10,855,344	10,778,068	10,589,521
Other real estate owned ("OREO")	11,297	11,410	12,119	17,222	11,073
Premises and equipment, net	322,553	241,076	241,909	245,288	253,605
Bank owned life insurance	230,629	230,105	229,075	227,588	226,222
Deferred tax asset	31,884	37,128	47,943	48,853	46,736
Mortgage servicing rights	32,415	34,727	36,056	35,107	34,196
Core deposit and other intangibles	59,619	62,900	66,437	69,975	70,376
Goodwill	1,002,900	1,002,900	1,002,900	1,002,722	999,592
Other assets	136,229	119,466	118,361	110,121	105,004
Total assets	$15,406,887	$14,676,328	$14,522,215	$14,566,488	$14,689,109

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$3,219,864	$3,061,769	$3,157,478	$3,152,828	$3,120,818
Interest-bearing	8,699,107	8,585,164	8,456,397	8,485,461	8,542,280
Total deposits	11,918,971	11,646,933	11,613,875	11,638,289	11,663,098
Federal funds purchased and securities sold under agreements to repurchase	276,891	270,649	279,698	331,969	357,574
Other borrowings	616,250	266,084	115,919	115,754	215,589
Other liabilities	218,298	126,366	144,584	132,109	130,269
Total liabilities	13,030,410	12,310,032	12,154,076	12,218,121	12,366,530

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 80,000,000 shares	88,421	89,574	91,808	92,064	91,958
Surplus	1,719,396	1,750,495	1,805,685	1,811,446	1,807,989
Retained earnings	582,034	551,108	515,155	480,928	452,982
Accumulated other comprehensive loss	(13,374)	(24,881)	(44,509)	(36,071)	(30,350)
Total shareholders' equity	2,376,477	2,366,296	2,368,139	2,348,367	2,322,579
Total liabilities and shareholders' equity	$15,406,887	$14,676,328	$14,522,215	$14,566,488	$14,689,109

Common shares issued and outstanding	35,368,521	35,829,549	36,723,238	36,825,556	36,783,438

At March 31, 2019, the Company’s total assets were $15.4 billion,  an increase of $730.6 million,  from December 31, 2018, and an increase of $717.8  million, or 4.9%,  from March 31, 2018.  During the first quarter of 2019,  changes in the balance sheet include the following:

1.	Net loan growth totaled $128.3 million, or 4.7% annualized. Non-acquired loans increased by $377.3 million or 19.3% annualized and acquired loans decreased by $249.0 million, or 32.7% annualized.

2.	Sold 25,000 shares of Class B VISA common stock recognizing a gain of $3.5 million (11,500 shares remain).
3.

Sold $134.5 million of investment securities with an average yield of 2.10%; and purchased $122.8 million of investment securities with an average yield of 3.14%.  The sold securities resulted in a loss totaling approximately $3.0 million.

4.

Executed two 90‑day FHLB advances of $350.0 million and $150.0 million each with a cash flow hedge, effectively locking in four and five year funding, respectively, at 2.44% and 2.21%.  $150.0 million of the proceeds from the advances retired an existing FHLB advance, and the remainder will be utilized to increase the size of the investment portfolio and support future loan growth.

5.	Deposit growth totaled $272.0 million, or 9.5% annualized.
6.	Repurchased 500,000 common shares totaling $33.3 million under current Repurchase Program.
7.	These actions resulted in cash and cash equivalents increasing by $540.6 million from December 31, 2018.

The Company’s book value per common share increased to $67.19 per share at March 31,  2019, compared to $66.04 at December 31, 2018 and $63.14 at March 31, 2018.  Total equity (capital) increased by $10.2 million due to the improvement in the unrealized loss position of available for sale securities at March 31, 2019.  The shares of common stock repurchased under the Repurchase Program and the dividend paid to the shareholders was offset by the net income recorded during the first quarter of 2019.  Tangible book value (“TBV”) per common share increased by $0.85 per share to $37.15 at March 31, 2019, compared to $36.30 at December 31, 2018,  and increased by $3.10 per share, or 9.1%, from $34.05 at March 31, 2018.  The  quarterly increase of $0.85 per share in tangible book value was the result of (1) earnings per share, excluding amortization of intangibles, of  $1.32, offset by the dividend paid to shareholders of $0.38 per share;  (2) an increase from the change in AOCI of $0.33 per share; (3) the increase from the impact of share-based compensation and employee stock purchases of $0.03 per share; and (4) a net decrease of  $0.45 per share due primarily to the buyback of 500,000 shares of common stock.

“The Company took advantage of the balance sheet optionality and increased liquidity to allow for both loan and securities growth,” said John C. Pollok, Chief Financial Officer.  “In addition, we will continue to (1) focus on our capital management opportunities, and (2) focus on expense management initiatives identified that should allow for limited expense growth.”

Performance and Capital Ratios

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
PERFORMANCE RATIOS	2019	2018	2018	2018	2018
Return on average assets (annualized)	1.21%	1.33%	1.28%	1.12%	1.19%
Adjusted return on average assets (annualized) (non-GAAP) (3)	1.23%	1.33%	1.33%	1.45%	1.44%
Return on average equity (annualized)	7.61%	8.24%	7.89%	6.96%	7.41%
Adjusted return on average equity (annualized) (non-GAAP) (3)	7.69%	8.24%	8.23%	9.06%	8.98%
Return on average tangible common equity (annualized) (non-GAAP) (7)	14.66%	15.91%	15.29%	13.79%	14.69%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	14.80%	15.91%	15.90%	17.68%	17.60%
Efficiency ratio (tax equivalent)	63.24%	59.43%	62.31%	65.63%	66.67%
Adjusted efficiency ratio (non-GAAP) (9)	62.52%	59.43%	59.53%	57.26%	60.04%
Dividend payout ratio (2)	30.29%	26.63%	27.30%	30.93%	28.68%
Book value per common share	$67.19	$66.04	$64.49	$63.77	$63.14
Tangible common equity per common share (non-GAAP) (7)	$37.15	$36.30	$35.37	$34.64	$34.05

CAPITAL RATIOS
Equity-to-assets	15.42%	16.12%	16.31%	16.12%	15.81%
Tangible equity-to-tangible assets (non-GAAP) (7)	9.16%	9.56%	9.65%	9.45%	9.20%
Tier 1 common equity (6)	11.8%	12.1%	12.3%	12.0%	11.8%
Tier 1 leverage (6)	10.5%	10.6%	10.8%	10.6%	10.5%
Tier 1 risk-based capital (6)	12.8%	13.1%	13.3%	13.0%	12.8%
Total risk-based capital (6)	13.3%	13.6%	13.8%	13.5%	13.3%

OTHER DATA
Number of branches	168	168	168	169	179
Number of employees (full-time equivalent basis)	2,589	2,602	2,640	2,654	2,700

Asset Quality

	Ending Balance
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)	2019	2018	2018	2018	2018
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$15,910	$15,018	$15,315	$14,870	$14,307
Non-acquired OREO and other nonperforming assets	4,070	4,037	3,229	8,179	2,363
Total non-acquired nonperforming assets	19,980	19,055	18,544	23,049	16,670
Acquired
Acquired nonperforming loans	14,558	13,651	10,800	9,590	8,233
Acquired OREO and other nonperforming assets	7,782	7,755	9,302	9,527	9,139
Total acquired nonperforming assets	22,340	21,406	20,102	19,117	17,372
Total nonperforming assets	$42,320	$40,461	$38,646	$42,166	$34,042

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2019	2018	2018	2018	2018
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.63%	0.65%	0.66%	0.67%	0.67%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	326.89%	340.88%	325.62%	321.95%	315.95%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.02%	0.06%	0.07%	0.01%	0.02%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.03%	0.09%	0.01%	0.14%	0.02%
Total nonperforming assets as a percentage of total assets	0.27%	0.28%	0.27%	0.29%	0.23%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.19%	0.19%	0.20%	0.21%	0.21%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.24%	0.24%	0.24%	0.32%	0.25%
Total nonperforming assets as a percentage of total assets (5)	0.13%	0.13%	0.13%	0.16%	0.11%

Total nonperforming assets increased by $1.9 million to $42.3 million, representing 0.27% of total assets,  a  decrease of 1 basis point compared to December 31, 2018.  The decrease was the result of an increase in total assets of $730.6 million during the quarter.  Non-performing acquired non-credit impaired loans increased $907,000, and total $14.6 million.  Legacy non-performing loans increased by $892,000 during the first quarter of 2019 to $15.9 million at March 31, 2019.  The allowance for loan losses as a percentage of non-acquired nonaccrual loans was 327% at March 31, 2019,  down from 341% in the fourth quarter of 2018, and up from 316% at March 31, 2018.

At March 31, 2019,  the allowance for non-acquired loan losses was $52.0 million, or 0.63%, of non-acquired period-end loans and $51.2 million, or 0.65%, at December 31, 2018, and $45.2 million, or 0.67% at March 31, 2018.  Net charge-offs within the non-acquired portfolio were $493,000, or 0.02% annualized, in the first quarter of 2019, compared to $1.1 million, or 0.06% annualized, in the fourth quarter of 2018.   First quarter 2018 net charge-offs totaled $367,000, or 0.02% annualized.  Net charge-offs (recoveries) related to the non-acquired loan portfolio were ($235,000) during the first quarter of 2019.  The remaining net charge-offs were from overdraft and ready reserve accounts and totaled $728,000.

During the first quarter of 2019,  the provision for loan losses totaled $1.3 million  for the non-acquired loan portfolio compared to $2.5 million in the fourth quarter of 2018, and $2.1 million in the first quarter of 2018.

Net charge offs related to “acquired non-credit impaired loans” were $168,000, or 0.03% annualized, in the first quarter of 2019; and the Company recorded a provision for loan losses, accordingly.  Net charge-offs in the fourth quarter of 2018 totaled $574,000,  or 0.09% annualized, and in the first quarter of 2018, net charge-offs totaled $169,000, or 0.02% annualized.  The charge off level within the acquired non-credit impaired portfolio remains as expected.

During the first quarter of 2019, the Company recorded a net impairment of $13,000 within the acquired credit impaired loan pools compared to $710,000 impairment in the fourth quarter of 2018.  During the first quarter of 2018, the Company recorded net impairment of $163,000.

Total OREO remained relatively consistent from the end of 2018 and declined to $11.3 million at March 31, 2019,  down from $11.4 million at December 31, 2018.

Net Interest Income and Margin

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$248,620	$1,463	2.39%	$172,849	$1,032	2.37%	$165,752	$660	1.61%
Investment securities (taxable)	1,327,336	8,597	2.63%	1,358,978	8,838	2.58%	1,453,480	8,788	2.45%
Investment securities (tax-exempt)	187,732	1,496	3.23%	188,666	1,457	3.06%	212,719	1,559	2.97%
Loans held for sale	19,308	214	4.49%	24,820	291	4.65%	32,517	307	3.83%
Loans	11,023,005	131,620	4.84%	10,928,294	132,250	4.80%	10,604,506	126,734	4.85%
Total interest-earning assets	12,806,001	143,390	4.54%	12,673,607	143,868	4.50%	12,468,974	138,048	4.49%
Noninterest-earning assets	2,006,898			1,924,666			1,960,659
Total Assets	$14,812,899			$14,598,273			$14,429,633

Interest-Bearing Liabilities:
Transaction and money market accounts	$5,429,375	$9,340	0.70%	$5,310,048	$8,498	0.63%	$5,221,974	$2,893	0.22%
Savings deposits	1,379,688	1,256	0.37%	1,416,227	1,324	0.37%	1,443,868	674	0.19%
Certificates and other time deposits	1,773,365	6,049	1.38%	1,804,939	5,488	1.21%	1,758,223	3,346	0.77%
Federal funds purchased and repurchase agreements	284,350	753	1.07%	273,994	660	0.96%	343,974	454	0.54%
Other borrowings	301,696	2,725	3.66%	122,676	1,506	4.87%	225,496	1,708	3.07%
Total interest-bearing liabilities	9,168,474	20,123	0.89%	8,927,884	17,476	0.78%	8,993,535	9,075	0.41%
Noninterest-bearing liabilities	3,280,126			3,310,416			3,120,746
Shareholders' equity	2,364,299			2,359,973			2,315,352
Total Non-IBL and shareholders' equity	5,644,425			5,670,389			5,436,098
Total liabilities and shareholders' equity	$14,812,899			$14,598,273			$14,429,633
Net interest income and margin (NON-TAX EQUIV.)		$123,267	3.90%		$126,392	3.96%		$128,973	4.19%
Net interest margin (TAX EQUIVALENT)			3.92%			3.98%			4.22%

Overall Cost of Funds (including demand deposits)			0.67%			0.57%			0.31%

Non-taxable equivalent net interest income was $123.3 million for the first quarter of 2019, a  $3.1 million decrease from the fourth quarter of 2018.  The decrease resulted from the continued decline in the acquired loan portfolio partially offset by the growth within the non-acquired loan portfolio, two fewer days in the first quarter of 2019, and the continued increase in interest expense of $2.6 million.  The highlights follow:

1.

Average balance of non-acquired loans increased by approximately $323.2 million and resulted in an increase in non-acquired loan interest income of $3.3 million, to $85.5 million.  The yield on total non-acquired loans was 4.30%  up from 4.21%  in the fourth quarter of 2018.

2.

Acquired loan interest income decreased $3.9 million from the fourth quarter of 2018 to $46.1 million.  The yield on acquired loans for the first quarter of 2019  was 6.34%,  an increase of 9 basis points from the 4Q 2018,  while the average balance of acquired loans declined by $228.5 million during the first quarter of 2019. During the fourth quarter of 2018, the Company performed its first recast of the acquired credit impaired loan portfolio of

Park Sterling, which resulted in $10.2 million release which will impact the acquired loan interest income over time.  The recognition of this release is also dependent upon the level of loan pay downs, pay-offs received, and the change in asset quality each quarter.  For the first quarter of 2019, the total loan yield improved 4 basis points to 4.84% from 4.80% in the fourth quarter of 2018.  The total loan yield was 4.85%  in the first quarter of 2018, and included the full quarter impact of the Park Sterling loan portfolio.

3.

Interest expense increased by $2.6 million in the first quarter of 2019 compared to the fourth quarter of 2018.  This increase in interest expense was within all categories of funding, except savings deposits, as rates continued to rise and average balances increased.  The increase in interest rates was primarily the result of the continued competition for deposits which increased interest expense by $1.3 million in the first quarter of 2019 over the fourth quarter of 2018.  Interest expense on other borrowings increased compared to the fourth quarter of 2018 by $1.2 million due to the increase in FHLB advances.  Total cost of funds on interest-bearing liabilities was 89 basis points, an increase of 11 basis points from the fourth quarter of 2018 and up 48 basis points from the first quarter of 2018.

Tax-equivalent net interest margin declined 6 basis points from the fourth quarter of 2018 and declined by 30 basis points  from the first quarter of 2018.  During the first quarter of 2019, the Company’s average total assets increased to $14.8 billion at March 31,  2019, an increase of $214.6 million from December 31, 2018 and an increase of $383.3 million from March 31, 2018.  Average earning assets totaled $12.8 billion up $132.4 million from December 31, 2018, and up $337.0 million from March 31, 2018.  Average interest-bearing liabilities totaled $9.2 billion for the first quarter of 2019, an increase of $240.6 million from the fourth quarter of 2018; and up $174.9 million from the first quarter of 2018.  Average non-interest bearing liabilities declined by $30.3 million, from December 31, 2018, to $3.3 billion; and was up $159.4 million from March 31, 2018.  Including the impact of noninterest bearing deposits, the Company’s cost of funds was 67 basis points for the first quarter of 2019 compared to 57 basis points in the fourth quarter of 2018, and compared to 31 basis points in the first quarter of 2018.

The first table below reflects the quarterly roll forward of the acquired credit impaired loan accretable yield, including a fair value adjustment of $1.5 million recorded in the second quarter of 2018 for the Park Sterling merger.  The table now reflects the amount of acquired credit impaired loan interest income recognized each quarter, split between (1) contractual loan interest; and (2) the accretion recognized from the performance of the acquired credit impaired loans.

The second table below shows the split between principal and interest that will be accreted into interest income over the expected remaining life of the ACI loans, the third table shows the nonaccretable difference split between principal and interest which is not expected to be collected, and the fourth table shows “total acquired accretion income” recorded over the past five quarters.  The amount declined by $525,000 to $9.1 million from the fourth quarter of 2018 amount of $9.7 million.

The amount of ANCI discount recognized in the first quarter of 2019 was $3.2 million compared to $3.8 million recognized in the fourth quarter of 2018.  The remaining balance of the discount on the acquired noncredit impaired loan portfolio totals $30.2 million at March 31, 2019, $33.4 million at December 31, 2018, and $55.3 million at March 31, 2018.

1 - Accretable Yield Rollforward (Acquired credit impaired loans)	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)	2019	2018	2018	2018	2018

Balance at beginning of period	$116,754	$114,985	$121,804	$129,857	$133,095

Contractual interest income *	(7,078)	(7,837)	(8,228)	(8,354)	(8,696)
Accretion on acquired loans	(5,120)	(5,099)	(4,892)	(5,212)	(3,801)
Additions from Georgia Bank & Trust Acquisition	—	—	—	—	—
Additions (decreases) from Park Sterling Bank Acquisition	—	—	—	(1,460)	—
Improved cash flows affecting nonaccretable difference	2,474	14,698	6,350	7,118	9,335
Other changes, net	(52)	7	(49)	(145)	(76)

Balance at end of period	$106,978	$116,754	$114,985	$121,804	$129,857
* Contractual interest income does not include interest income from loan advances post-acquisition on lines of credit, late fees or other loan fees.

2 - Principal & Interest of Accretable Yield Period End Balance
Principal - expected to be collected in future periods and recorded as interest income	$46,673	$48,896	$46,526	$50,474	$51,046
Interest - expected to be collected in future periods and recorded as interest income	60,305	67,859	68,459	71,331	78,811
Total accretable balance at period end	$106,978	$116,754	$114,985	$121,805	$129,857

3 - Principal & Interest of the Nonaccretable Difference
Contractual principal which is not expected to be collected	$15,203	$19,055	$30,081	$32,557	$25,490
Contractual interest which is not expected to be collected	9,079	$5,763	8,341	10,840	8,351
Total nonaccretable difference	$24,282	$24,818	$38,422	$43,397	$33,841

4 - Acquired accretion income over Past 5 Quarters	Three months Ended
(in thousands)	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2019	2018	2018	2018	2018
Acquired non credit impaired accretion income and fees	$3,237	$3,792	$6,786	$7,671	$9,702
Acquired credit impaired accretion income	5,120	5,099	4,892	5,212	3,801
Other interest and late fees	780	770	742	759	775
Total acquired accretion income	$9,137	$9,662	$12,420	$13,642	$14,278

Noninterest Income and Expense

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)	2019	2018	2018	2018	2018
Noninterest income:
Fees on deposit accounts *	$17,808	$18,704	$17,790	$22,612	$22,543
Mortgage banking income	2,385	2,501	2,824	3,317	4,948
Trust and investment services income	7,269	7,621	7,527	7,567	7,514
Securities (losses) gains, net	541	(3)	(11)	(641)	—
Recoveries of fully charged off acquired loans	1,867	2,737	1,238	2,167	2,975
Other	2,188	4,082	2,659	2,503	2,575
Total noninterest income	$32,058	$35,642	$32,027	$37,525	$40,555

Noninterest expense:
Salaries and employee benefits	$58,431	$57,705	$57,934	$55,026	$62,465
Net occupancy expense	7,199	7,205	7,630	7,815	8,166
Information services expense	9,009	7,877	7,804	8,903	9,738
Furniture and equipment expense	4,413	4,599	4,605	4,519	4,626
FHLB prepayment penalty	134	—	—	—	—
OREO expense and loan related	751	831	(19)	1,037	1,661
Business development and staff related	2,288	2,822	2,463	2,765	2,082
Amortization of intangibles	3,281	3,537	3,537	3,722	3,413
Professional fees	2,240	3,148	2,138	1,898	1,699
Supplies, printing and postage expense	1,504	1,480	1,561	1,406	1,392
FDIC assessment and other regulatory charges	1,535	1,340	2,525	3,277	1,263
Advertising and marketing	807	1,273	1,049	1,163	736
Other operating expenses	5,667	4,847	4,591	4,879	4,926
Branch consolid. or merger / convers related exp.	980	—	4,476	14,096	11,296
Total noninterest expense	$98,239	$96,664	$100,294	$110,506	$113,463

* The company reclassified network expenses directly related to interchange and transaction fee income out of bankcard expense and into fees on deposit accounts, pursuant to ASC 606, Revenue from Contracts with Customers.  This resulted in lower noninterest income and lower noninterest expense in all periods presented as follows:

Reclassification amount	$2,922	$3,012	$3,172	$3,002	$2,963

Noninterest income totaled $32.1 million during the first  quarter of 2019, a decrease of $3.6 million from the fourth quarter of 2018.  The decrease was attributable to lower acquired loan recoveries of $870,000, lower fees on deposit accounts totaling $896,000 from lower NSF fees, lower trust and investment services income of $352,000 attributable to less activity than in fourth quarter 2018, and lower other income of $1.9 million, primarily related the sale of an acquired credit impaired note resulting in a gain of $1.6 million in the fourth quarter of 2018.  These declines were partially offset by net, securities gains of $541,000.  During the first quarter of 2019, the Company sold stock of VISA class B shares resulting in a gain of $3.5 million, which was partially offset by realized losses of $3.0 million on lower yielding investment securities which were sold.

Compared to the first quarter of 2018,  noninterest income declined by $8.5 million.  The decrease was related to the following:

1.	Fees on deposit accounts were down $4.7 million due primarily to the impact of the Durbin Amendment, which began in the third quarter of 2018;
2.

$2.6 million decline in mortgage banking income from lower secondary market income with fewer gains from the sale of mortgage loans, and with the decline in interest rates late in first quarter 2019 resulted in sharp decline in the value of the mortgage servicing right;  and

3.	Lower recoveries from acquired loans totaling $1.1 million.

Noninterest expense was $98.2 million in the first quarter of 2019,  an increase of $1.6 million from $96.7 million in the fourth quarter of 2018.  Branch consolidation and other cost saving initiatives resulted in $980,000 of additional expense in the first quarter of 2019.  The Company also incurred a $134,000 penalty related to the prepayment of an FHLB advance.  Other expense increased by $820,000 primarily related to additional expense related to passive losses of investments in low income housing that are tax advantaged.   All of the other expense categories offset each other in the quarter.

Compared to the first quarter of 2018, noninterest expense was  $15.2 million lower.  The net decrease was primarily due to the following:  (1) merger-related and branch consolidated cost declined $10.3 million, as there were PSTB merger / conversion cost in 1Q 2018,  (2) salaries and benefits decreased $4.0 million due primarily to the cost savings from the merger with PSTB; and partially offset by (3) a net increase of $900,000 from the other expense categories primarily in FDIC assessment and other regulatory charges and professional fees.

South State Corporation will hold a conference call tomorrow,  April 30, 2019  at 10 a.m.  Eastern Time,  during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877‑506‑9272.  The number for international participants is 412‑380‑2004.  The conference ID number is 10130012.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning April 30, 2019 by 2:00 p.m.  Eastern Time until 9:00 a.m. on May 14, 2019.  To listen to the replay, dial 877‑344‑7529 or 412‑317‑0088.  The passcode is 10130012.

***************

South State Corporation is a financial services company headquartered in Columbia, South Carolina with approximately $15.4  billion in assets.  South State Bank, the company’s primary subsidiary, provides consumer, commercial, mortgage, and wealth management solutions throughout the Carolinas, Georgia and Virginia.  South State has served customers since 1934.  Additional information is available at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
RECONCILIATION OF GAAP TO Non-GAAP	2019	2018	2018	2018	2018
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$44,367	$49,004	$47,082	$40,459	$42,326
Securities losses (gains), net of tax	(432)	2	9	505	—
Provision for income taxes - Deferred Tax Asset Write-Off	—	—	(1,602)	613	—
FHLB prepayment penalty	107	—	—	—	—
Merger and branch consolidation/acq. expense, net of tax	782	—	3,577	11,112	8,918
Adjusted net income (non-GAAP)	$44,824	$49,006	$49,066	$52,689	$51,244

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$1.25	$1.36	$1.28	$1.10	$1.15
Effect to adjust for securities losses (gains)	(0.01)	—	—	0.01	—
Effect to adjust for provision for income tax DTA Write-Off	—	—	(0.04)	0.02	—
Effect to adjust for FHLB prepayment penalty	—	—	—	—	—
Effect to adjust for merger & branch consol./acq expenses	0.02	—	0.10	0.31	0.25
Adjusted net income per common share - Basic (non-GAAP)	$1.26	$1.36	$1.34	$1.44	$1.40

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$1.25	$1.35	$1.28	$1.09	$1.15
Effect to adjust for securities losses (gains)	(0.01)	—	—	0.01	—
Effect to adjust for provision for income tax DTA Write-Off	—	—	(0.05)	0.02	—
Effect to adjust for FHLB prepayment penalty	—	—	—	—	—
Effect to adjust for merger & branch consol./acq expenses	0.02	—	0.10	0.31	0.24
Adjusted net income per common share - Diluted (non-GAAP)	$1.26	$1.35	$1.33	$1.43	$1.39

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	1.21%	1.33%	1.28%	1.12%	1.19%
Effect to adjust for securities losses (gains)	(0.01)%	—%	—%	0.01%	—%
Effect to adjust for provision for income tax DTA Write-Off	—%	—%	(0.04)%	0.02%	—%
Effect to adjust for FHLB prepayment penalty	—%	—%	—%	—%	—%
Effect to adjust for merger & branch consol./acq expenses	0.03%	—%	0.09%	0.30%	0.25%
Adjusted return on average assets (non-GAAP)	1.23%	1.33%	1.33%	1.45%	1.44%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	7.61%	8.24%	7.89%	6.96%	7.41%
Effect to adjust for securities losses (gains)	(0.07)%	—%	—%	0.09%	—%
Effect to adjust for provision for income tax DTA Write-Off	—%	—%	(0.27)%	0.11%	—%
Effect to adjust for FHLB prepayment penalty	0.02%	—%	—%	—%	—%
Effect to adjust for merger & branch consol./acq expenses	0.13%	—%	0.61%	1.90%	1.57%
Adjusted return on average equity (non-GAAP)	7.69%	8.24%	8.23%	9.06%	8.98%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	7.61%	8.24%	7.89%	6.96%	7.41%
Effect to adjust for securities losses (gains)	(0.07)%	—%	—%	0.09%	—%
Effect to adjust for provision for income tax DTA Write-Off	—%	—%	(0.27)%	0.11%	—%
Effect to adjust for FHLB prepayment penalty	0.02%	—%	—%	—%	—%
Effect to adjust for merger & branch consol./acq expenses	0.13%	—%	0.60%	1.91%	1.56%
Effect to adjust for intangible assets	7.11%	7.67%	7.68%	8.61%	8.63%
Adjusted return on average common tangible equity (non-GAAP)	14.80%	15.91%	15.90%	17.68%	17.60%

Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$67.19	$66.04	$64.49	$63.77	$63.14
Effect to adjust for intangible assets	(30.04)	(29.74)	(29.12)	(29.13)	(29.09)
Tangible book value per common share (non-GAAP)	$37.15	$36.30	$35.37	$34.64	$34.05

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	15.42%	16.12%	16.31%	16.12%	15.81%
Effect to adjust for intangible assets	(6.26)%	(6.56)%	(6.66)%	(6.67)%	(6.61)%
Tangible equity-to-tangible assets (non-GAAP)	9.16%	9.56%	9.65%	9.45%	9.20%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, other-than-temporary-impairment (OTTI), and merger and branch consolidation related expense.  It also reflects an adjustment for the deferred tax asset revaluation in the third quarter of 2018.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branch consolidation related expense of  $980,000, $4.5 million, $14.1 million, and $11.3 million, for the quarters ended March 31, 2019, September 30, 2018, June 30, 2018, and March 31, 2018,  respectively; (b) securities (losses)  gains, net of $541,000, ($3,000), ($11,000), and ($641,000),  for the quarter ended March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018; and (c) FHLB prepayment penalty of $134,000 for the quarter ended March 31, 2019.  In the third quarter of 2018 and second quarter of 2018, the Company revalued its net deferred tax assets with the Tax Act of 2017 with a(n) (decrease) increase in our income tax provision of ($1.6 million) and $613,000, respectively.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	March 31, 2019 ratios are estimated and may be subject to change pending the final filing of the FR Y‑9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of  $3.2 million, $3.8 million, $6.7 million, $7.6 million, and $9.6 million, respectively, during the five quarters above.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost and the FHLB prepayment penalty divided by net interest income and noninterest income excluding securities gains (losses) and OTTI.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements are based on, among other things, management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and South State Corporation (“South State”). Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,”  “believes,” “will,”  “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. South State cautions readers that forward looking statements are subject to certain risks, uncertainties and assumptions that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following: (1) economic downturn risk, potentially resulting in deterioration in the credit markets, greater than expected noninterest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (2) increased expenses, loss of revenues, and increased regulatory scrutiny associated with our total assets having exceeded $10.0 billion; (3) controls and procedures risk, including the potential failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures; (4) ownership dilution risk associated with potential acquisitions in which South State’s stock may be issued as consideration for an acquired company; (5) potential deterioration in real estate values; (6) the impact of competition with other financial institutions, including pricing pressures (including those resulting from the Tax Cuts and Jobs Act) and the resulting impact, including as a result of compression to net interest margin; (7) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (8) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of South State’s equity; (9) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (10) risks associated with an anticipated increase in South State’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities South State desires to acquire are not available on terms acceptable to South State; (11) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (12) transaction risk arising from problems with service or product delivery; (13) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (14) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and including the impact of the recently enacted Tax Cuts and Jobs Act, the Consumer Financial Protection Bureau rules and regulations, and the possibility of changes in accounting standards, policies, principles and practices, including changes in accounting principles relating to loan loss recognition (CECL); (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to the dependence of South State on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) greater than expected noninterest expenses; (20) noninterest income risk resulting from the effect of regulations that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, unless the consumer consents or opts‑in to the overdraft service for those types of transactions; (21) excessive loan losses; (22) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (23) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integration, including, without limitation, and potential difficulties in maintaining relationships with key personnel; (24) the risks of fluctuations in market prices for South State common stock that may or may not reflect economic condition or performance of South State; (25) the payment of dividends on South State common stock is subject to regulatory supervision as well as the discretion of the board of directors of South State, South State’s performance and other factors; (26) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisition, whether involving stock or cash consideration; and (27) other risks and uncertainties disclosed in South State’s most recent Annual Report on Form 10‑K filed with the U.S. Securities and Exchange Commission (“SEC) or disclosed in documents filed or furnished by South State with or to the SEC after the filing of such Annual Reports on Form 10‑K, and of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws.  As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.